United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 29, 2005

Summa Industries

(Exact name of registrant as specified in its charter)

Delaware	1-7755	95-1240978
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	file number)	identification number)

21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (310) 792-7024

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01; 2.01.                                   Entry Into a Material Definitive Agreement; Completion of Acquisition or Disposition of Assets.

On September 29, 2005, Plastron Industries, Inc., a Delaware corporation and subsidiary of Summa Industries (the “Company”), as seller, entered into a definitive Asset Purchase & Sale Agreement (“Agreement”) and related agreements with Plastron Manufacturing Co., LLC, a Texas limited liability company (“PM”), as purchaser, and simultaneously closed the asset sale transaction contemplated by the Agreement, thereby completing the sale of substantially all of the current assets of the Company’s Electrical Components segment to PM for their respective book values, and the leasing to PM of the machinery and equipment, real property and intangibles of such Segment.  A copy of the Agreement is attached to this Current Report as Exhibit 2.1, and a copy of the news release announcing this transaction is attached hereto as Exhibit 99.1.

Consideration for the current assets sold in this transaction consisted of cash in the amount of $300,000.00, and a short term, secured promissory note in the principal amount of $2,348,148.00 bearing interest at an initial rate of 7% per annum.

Going forward, it is intended that PM will operate the business represented by this Segment, and the Company will be entitled to certain on-going interest, principal, lease and royalty payments.

Item 9.01               Exhibits.

(c)           Exhibits.

Exhibit	Description

2.1

Asset Purchase & Sale Agreement dated September 29, 2005 between Plastron Industries, Inc., a Delaware corporation, and Plastron Manufacturing Co., LLC, a Texas limited liability company, regarding the divestiture of certain assets of the Electrical Components segment

99.1	News Release of the Company regarding the divestiture of certain assets of the Electrical Components segment

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMA INDUSTRIES,
a Delaware corporation

Date: September 30, 2005	By:	/s/ James R. Swartwout
James R. Swartwout
President